Exhibit 99.1

               Thomas & Betts Corporation Reports Third
                        Quarter 2007 Earnings

        Sales Increase 17 Percent, 7 Percent from Acquisitions;
                      E.P.S. $0.88, Up 19 Percent


    MEMPHIS, Tenn.--(BUSINESS WIRE)--October 22, 2007--Thomas & Betts Corporation (NYSE: TNB) today reported third quarter 2007 net earnings of $51.3 million compared to net earnings of $44.5 million in the third quarter 2006. 2007 third quarter earnings were $0.88 per diluted share, up 18.9 percent compared to $0.74 per diluted share reported in the third quarter 2006.

    Third quarter 2007 net sales were $552.7 million, up 16.8 percent compared to $473.4 million in the prior-year period. Net sales were positively impacted by $33.6 million related to acquisitions completed in July 2007. In addition, higher sales volume in the company's core electrical products contributed significantly to the sales growth. Foreign currency benefited sales by approximately $11.5 million in the quarter.

    "Thomas & Betts again delivered a strong performance in the third quarter," said Dominic J. Pileggi, chairman and chief executive officer. "Each of our segments contributed to our robust underlying sales growth and significantly improved segment earnings. On a consolidated basis, earnings from operations were 14.8 percent of sales, up nearly a full percentage point over the third quarter last year.

    "In our core Electrical segment, we continue to see good activity in commercial construction markets as well as solid demand for industrial products. We also moved well down the path of integrating the Power Solutions, Joslyn Hi-Voltage and DTS businesses acquired during the quarter."

    Third quarter 2007 gross margin was 30.9 percent of sales, essentially flat with the prior-year period. Selling, general and administrative (SG&A) expense was $88.8 million, or 16.1 percent of sales, in the third quarter 2007, compared to $80.8 million or 17.1 percent of sales in the prior-year period.

    Earnings from operations were $82.0 million in the quarter, or
14.8 percent of sales, compared to 14.0 percent of sales last year. The previously mentioned acquisitions had a negligible net impact on earnings due, in part, to the amortization of acquisition-related intangible assets and other purchase accounting expenses.

    Interest expense, net increased to $5.8 million compared to $4.1 million last year, reflecting less interest income on lower cash balances due to the acquisitions completed in the quarter.

    The effective tax rate was 31 percent in the third quarter 2007, up from 29 percent in the prior-year period reflecting a net increase in U.S. income taxes.

    SEGMENT RESULTS

    Total segment earnings grew 20.0 percent year over year to $95.9 million in the third quarter. As a percent of sales, total segment earnings were 17.3 percent of sales, up from 16.9 percent in the third quarter 2006, driven by higher earnings as a percent of sales in each of the company's three business segments.

    Third quarter Electrical segment sales increased 18.5 percent to $461.6 million, including $33.6 million in sales related to the acquisitions completed in July 2007. Continued solid demand in commercial construction and industrial markets contributed significantly to the underlying sales improvement while foreign currency benefited the segment's sales by approximately $11.0 million in the quarter.

    Electrical segment earnings were $80.5 million in the quarter, up
20.7 percent year over year. As a percent of sales, segment earnings were 17.4 percent compared to 17.1 percent in the prior-year period, primarily reflecting higher sales. As previously noted, the recent acquisitions did not contribute meaningfully to the segment's third quarter earnings.

    Sales in the Steel Structures segment were $58.0 million in the quarter, up 8.3 percent compared to $53.5 million reported last year. Steel Structures segment earnings increased nearly 10 percent, to $10.0 million, reflecting the impact of higher sales volumes. As a percent of sales, segment earnings in the quarter were 17.2 percent, compared to 17.0 percent last year.

    Year-over-year HVAC segment sales increased nearly nine percent, to $33.2 million. Segment earnings increased nearly 32 percent to $5.4 million or 16.3 percent of sales, as a result of higher sales and improved operating efficiencies.

    YEAR-TO-DATE RESULTS

    For the nine months ended September 30, 2007, net sales increased
11.0 percent to $1.5 billion compared to $1.4 billion in the first nine months of 2006. Net sales were positively impacted by $33.6 million related to acquisitions completed in July 2007. Foreign currency benefited sales by approximately $24 million.

    Net earnings for the first nine months of 2007 were $134.9 million, or $2.30 per diluted share. This compares to net earnings of $124.3 million, or $2.01 per diluted share, in the prior-year period. 2007 earnings include the negative impact of $7 million of pre-tax expenses, or $0.08 per share, related to a legal settlement in the first quarter of 2007.

    BALANCE SHEET HIGHLIGHTS

    During the third quarter, Thomas & Betts completed acquisitions totaling approximately $300 million, which were funded from available cash resources. The company ended the quarter with approximately $105 million in cash.

    The company also ended the quarter with $388 million in total debt, essentially the same level as at year end 2006.

    In October 2007, Thomas & Betts increased the availability under its revolving credit facility to $750 million from $300 million in part to fund the company's pending acquisition of Lamson & Sessions (NYSE:LMS). This acquisition is expected to close in the fourth quarter.

    2007 DIRECTIONAL GUIDANCE

    "We are very pleased with our year-to-date performance and the solid demand we continue to see in key markets," said Pileggi. "Given this, we expect sales for the full year 2007 to grow in the low-double-digit range including acquisitions and are reaffirming guidance for 2007 earnings in the range of $3.15 to $3.20 per diluted share. We continue to expect the earnings impact from the recently completed acquisitions to be negligible in 2007. In addition, any impact from our pending acquisition of Lamson & Sessions is not included in this guidance."

    CORPORATE OVERVIEW

    Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and utility transmission structures. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

    NOTE: The attached financial tables support the information in this news release:

    Consolidated Statements of Operations

    Segment Information

    Consolidated Balance Sheets

    Consolidated Statements of Cash Flows

    CAUTIONARY STATEMENT

    This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are typically identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2006 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

    CONFERENCE CALL AND WEBCAST INFORMATION

    Thomas & Betts will hold a conference call/webcast to discuss the company's third quarter 2007 results on Tuesday, October 23, 2007 at 11:00 am ET (10:00 am CT). To access the call, please call 201-689-8341. No confirmation code is required. The conference call will be recorded and available for replay through 12:00 midnight ET on Wednesday, October 31, 2007. To access the replay, please call 201-612-7415, account number 9517, pass code 257562. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com.




             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Operations
                (In thousands, except per share data)
                             (Unaudited)

                              Quarter Ended         Year to Date
                           ------------------- -----------------------

                           Sept. 30, Sept. 30,  Sept. 30,   Sept. 30,
                             2007      2006       2007        2006
                           --------- --------- ----------- -----------


Net sales                  $552,704  $473,401  $1,534,494  $1,383,082

Cost of sales               381,991   326,396   1,064,352     957,922
                           --------- --------- ----------- -----------
  Gross profit              170,713   147,005     470,142     425,160
    Gross profit - % of
     net sales                 30.9%     31.1%       30.6%       30.7%

Selling, general and
 administrative              88,759    80,780     260,620     241,080
  Selling, general and
   administrative - % of
   net sales                   16.1%     17.1%       16.9%       17.4%

                           --------- --------- ----------- -----------

Earnings from operations     81,954    66,225     209,522     184,080
    Earnings from
     operations - % of net
     sales                     14.8%     14.0%       13.7%       13.3%

Income from unconsolidated
 companies                        7        35         250         570
Interest expense, net        (5,759)   (4,122)    (12,756)    (11,297)
Other (expense) income,
 net                         (1,925)      484      (1,445)      1,647
                           --------- --------- ----------- -----------

Earnings before income
 taxes                       74,277    62,622     195,571     175,000

Income tax provision         23,026    18,160      60,627      50,750
                           --------- --------- ----------- -----------

Net earnings               $ 51,251  $ 44,462  $  134,944  $  124,250
                           ========= ========= =========== ===========

Net earnings per share:
     Basic earnings per
      share                $   0.89  $   0.75  $     2.33  $     2.05
                           ========= ========= =========== ===========
     Diluted earnings per
      share                $   0.88  $   0.74  $     2.30  $     2.01
                           ========= ========= =========== ===========

Average shares
 outstanding:
     Basic                   57,544    59,573      58,004      60,686
     Diluted                 58,309    60,412      58,796      61,707





             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                         Segment Information
                            (In thousands)
                             (Unaudited)

                              Quarter Ended         Year to Date
                           ------------------- -----------------------

                           Sept. 30, Sept. 30,  Sept. 30,   Sept.30,
                             2007      2006       2007        2006
                           --------- --------- ----------- -----------


Net sales:
   Electrical              $461,585  $389,433  $1,268,784  $1,130,555
   Steel Structures          57,959    53,516     168,071     157,701
   HVAC                      33,160    30,452      97,639      94,826
                           --------- --------- ----------- -----------

  Total net sales          $552,704  $473,401  $1,534,494  $1,383,082
                           ========= ========= =========== ===========


Segment earnings:
   Electrical              $ 80,491  $ 66,699  $  218,547  $  188,578
   Steel Structures           9,976     9,076      27,758      24,421
   HVAC                       5,417     4,111      14,309      13,004
                           --------- --------- ----------- -----------

  Total reportable segment
   earnings                  95,884    79,886     260,614     226,003

Corporate expense           (13,923)  (13,626)    (50,842)    (41,353)
Interest expense, net        (5,759)   (4,122)    (12,756)    (11,297)
Other                        (1,925)      484      (1,445)      1,647
                           --------- --------- ----------- -----------

Earnings before income
 taxes                     $ 74,277  $ 62,622  $  195,571  $  175,000
                           ========= ========= =========== ===========


Segment earnings - % of
 net sales:
   Electrical                  17.4%     17.1%       17.2%       16.7%
   Steel Structures            17.2%     17.0%       16.5%       15.5%
   HVAC                        16.3%     13.5%       14.7%       13.7%
   Total                       17.3%     16.9%       17.0%       16.3%





             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                            (In thousands)
                             (Unaudited)

                                            Sept. 30,      Dec. 31,
                                               2007          2006
                                          -------------- -------------


  ASSETS

Current assets:
  Cash and marketable securities              $  104,921    $  371,339
  Receivables, net                               295,324       204,270
  Inventories                                    268,509       218,536
  Other current assets                            64,193        74,225
                                          -------------- -------------
Total current assets                             732,947       868,370

Net property, plant and equipment                278,598       267,200
Investments in unconsolidated companies          115,178       115,726
Other assets                                     869,919       578,927
                                          -------------- -------------

  Total assets                                $1,996,642    $1,830,223
                                          ============== =============



  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt        $  115,692    $      719
  Accounts payable                               192,523       144,844
  Accrued liabilities                            137,363       102,966
                                          -------------- -------------
Total current liabilities                        445,578       248,529

Long-term debt                                   272,521       386,912
Other long-term liabilities                      118,503       126,423

Shareholders' equity                           1,160,040     1,068,359
                                          -------------- -------------

  Total liabilities and shareholders'
   equity                                     $1,996,642    $1,830,223
                                          ============== =============





             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)

                                                  Year to Date
                                           ---------------------------

                                             Sept. 30,     Sept. 30,
                                               2007          2006
                                           ------------- -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                  $ 134,944     $ 124,250
Adjustments:
  Depreciation and amortization                  40,334        35,568
  Deferred income taxes                          15,811        18,663
  Incremental tax benefits from share-
   based payments                                (6,104)       (9,087)
  Changes in operating assets and
   liabilities, net (a):
    Receivables                                 (53,131)      (45,182)
    Inventories                                  (9,951)      (35,757)
    Accounts payable                             11,539         1,019
    Accrued liabilities                          19,243        (5,448)
    Other                                        11,706        24,365
                                           ------------- -------------
Net cash provided by (used in) operating
 activities                                     164,391       108,391
                                           ------------- -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment      (26,377)      (30,498)
Purchases of businesses                        (304,855)      (33,286)
Marketable securities                               133       291,714
Other                                               220           193
                                           ------------- -------------
Net cash provided by (used in) investing
 activities                                    (330,879)      228,123
                                           ------------- -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares                    (132,958)     (166,554)
Stock options exercised                          22,230        48,055
Repayment of long-term debt and other
 borrowings                                        (266)     (150,313)
Incremental tax benefits from share-based
 payments                                         6,104         9,087
                                           ------------- -------------
Net cash provided by (used in) financing
 activities                                    (104,890)     (259,725)
                                           ------------- -------------

EFFECT OF EXCHANGE RATE ON CASH                   5,089         2,222
                                           ------------- -------------

Net increase (decrease) in cash and cash
 equivalents                                   (266,289)       79,011
Cash and cash equivalents at beginning of
 period                                         370,968       216,742
                                           ------------- -------------
Cash and cash equivalents at end of period    $ 104,679     $ 295,753
                                           ============= =============

Cash payments for interest                    $  18,803     $  23,880
Cash payments for income taxes                $  41,511     $  34,777


(a) Net of foreign exchange and acquisition effects



    CONTACT: Thomas & Betts
             Tricia Bergeron, 901-252-8266
             tricia.bergeron@tnb.com